Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the II-VI Incorporated Amended and Restated 2018 Omnibus Incentive Plan of our reports dated August 26, 2020, with respect to the consolidated financial statements and schedule of II-VI Incorporated and Subsidiaries and the effectiveness of internal control over financial reporting of II-VI Incorporated and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 10, 2020